UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 21, 2017

Old Second Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-10537	36-3143493
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

37 South River Street
Aurora, Illinois  60507
(Address of principal executive offices) (Zip code)

(630) 892-0202
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2017, Old Second Bancorp, Inc. (the “Company”) announced that Bradley S. Adams has been appointed as Executive Vice President and Chief Financial Officer of the Company, and as the Company’s principal financial officer and principal accounting officer, effective May 2, 2017.

Mr. Adams, age 43, previously served as Executive Vice President and Director of Corporate Development and Strategy for TCF National Bank since November 2016, where he oversaw corporate development and strategy, and as Executive Managing Director, Corporate Development, of Talmer Bancorp, Inc. from 2011 and 2016.  While at Talmer, Mr. Adams was responsible for management of internal financial reporting, budgeting, mortgage banking accounting, investor relations, strategic planning and corporate development activities.  Prior to joining Talmer, Mr. Adams also held positions as Managing Director of W2 Freedom, LLC, a private investment fund manager focused on investing in community banks, and as Director of Investor Relations for Fifth Third Bancorp.

Mr. Adams will receive an annual salary of $300,000 and be eligible for an annual cash bonus equal to 50% of his salary, based on performance, under the Company’s non-equity incentive compensation plan.  Mr. Adams will also receive a $100,000 signing bonus and a grant of 25,000 restricted stock units, which grant is subject to a three-year vesting period, and will be eligible to receive annual equity grants.  He will also be entitled to participate in the Company’s deferred compensation plan for executives.  In connection with his appointment, Mr. Adams entered into a compensation and benefits assurance agreement with the Company, which provides that if (i) the Company terminates Mr. Adams’ employment without “cause” within six months prior to, or 24 months immediately following, a change in control of the Company, or (ii) Mr. Adams terminates his employment for “good reason” within 24 months following a change in control of the Company, then Mr. Adams will be entitled to payment of his accrued base salary, accrued vacation pay, unreimbursed business expenses and all other items earned by or owed to him through the date of termination, and a severance payment equal to two times the sum of (x) the greater of his salary in effect upon the date of termination or his salary in effect immediately prior to the change in control, and (y) the average of his annual cash bonus for the three calendar years immediately preceding the year of the termination.  In addition, upon such termination Mr. Adams would be entitled to immediate vesting of all stock options and any other awards provided to him under the Company’s incentive compensation plans.  The agreement also includes a Code Section 280G “cutback” provision, which is intended to ensure that no federal excise tax will be due in connection with the payment or provision of compensation or benefits to Mr. Adams.

The foregoing summaries of Mr. Adams’ offer letter and compensation and benefits assurance agreement are qualified in their entirety by the terms and conditions of such documents, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

As a result of Mr. Adams’ appointment, Melissa Jordan’s service as the Company’s principal financial officer and principal accounting officer will terminate effective May 2, 2017.  Ms. Jordan will continue to serve as the Company’s Vice President and Controller.

Item 7.01.                Regulation FD Disclosure.

On April 25, 2017, the Company issued a press release announcing Mr. Adams’ appointment.  A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.                Financial Statements and Exhibits.

(d)         Exhibits.

10.1                                                Offer letter, dated April 21, 2017, between the Company and Bradley S. Adams

10.2                                                Compensation and Benefits Assurance Agreement, dated as of May 2, 2017, between the Company and Bradley S. Adams

99.1                                                Press Release issued by the Company on April 25, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 25, 2017	OLD SECOND BANCORP, INC.

	By:	/s/ James L. Eccher
	Name:	James L. Eccher
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Offer letter, dated April 21, 2017, between the Company and Bradley S. Adams

10.2	Compensation and Benefits Assurance Agreement, dated as of May 2, between the Company and Bradley S. Adams

99.1	Press Release issued by the Company on April 25, 2017.